Exhibit 99.1

TransCode Therapeutics, Inc. Announces Results of Special Meeting

BOSTON, February 25, 2025 (GLOBE NEWSWIRE) -- TransCode Therapeutics, Inc. (Nasdaq: RNAZ) (“TransCode” or the “Company”), the RNA Oncology Company™ committed to more effectively treating cancer using RNA therapeutics, today held the adjourned session of its Special Meeting from February 4, 2025, (the “Special Meeting”). Shareholders voted upon the two proposals outlined below and described in the Company's definitive proxy statement for the Special Meeting filed with the Securities and Exchange Commission (the “SEC”) on December 30, 2024 (the “Special Meeting Proxy Statement”).

The presence, by remote communication or by proxy, of the holders of at least one-third of the outstanding shares of capital stock entitled to vote at the meeting were represented at the Special Meeting, constituting a quorum.

•	Proposal One was a proposal to approve (i) for purposes of complying with Nasdaq Listing Rule 5635(d), the full issuance of shares of Common Stock by the Company upon exercise of the Series C Warrants and the Series D Warrants (both as defined in the Special Meeting Proxy Statement), (ii) a series of adjustments to the exercise price of the Warrants and an increase in the underlying Common Stock of the Warrants, (iii) an alternative cashless exercise feature in the Series D Warrants and (iv) an adjustment to the exercise price and number of Warrants upon the Shareholder Approval Date (as defined in the Special Meeting Proxy Statement) and possibly at other times, subject to a floor price of $2.4882 (the “Issuance Proposal” or “Proposal 1”). Proposal One was approved by a majority of the votes cast at the Special Meeting.

•	Proposal Two was a proposal to adjourn the Special Meeting to a later date or dates, if necessary or appropriate, to permit further solicitation and vote of proxies in the event that there were insufficient votes for, or otherwise in connection with, the approval of the Issuance Proposal (the “Adjournment Proposal” or “Proposal 2”). Proposal Two was approved by a majority of the votes cast at the Special Meeting.

About TransCode Therapeutics

TransCode is a clinical-stage oncology company focused on treating metastatic disease. The Company is committed to defeating cancer through the intelligent design and effective delivery of RNA therapeutics based on its proprietary TTX nanoparticle platform. The Company’s lead therapeutic candidate, TTX-MC138, is focused on treating metastatic tumors which overexpress microRNA-10b, a unique, well-documented biomarker of metastasis. In addition, TransCode has a portfolio of other first-in-class RNA therapeutic candidates designed to overcome the challenges of RNA delivery and thus unlock therapeutic access to a variety of novel genetic targets that could be relevant to treating a variety of cancers.

Investor Relations:

TransCode Therapeutics, Inc.
Tania Montgomery-Hammon
VP Business Development
Tania.montgomery@transcodetherapeutics.com